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                     June 29, 2022

       Peng Jiang
       Chief Executive Officer
       Brilliant Acquisition Corp
       99 Dan Ba Road, C-9, Putuo District
       Shanghai, People's Republic of China

                                                        Re: Brilliant
Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 17, 2022
                                                            File No. 001-39341

       Dear Dr. Jiang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Giovanni Caruso, Esq.